PRESS RELEASE

Acquisitions Contact:	Media Contacts:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Scott Eckstein Director Financial Relations Board 212-827-3766 seckstein@mww.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Acquires a 33,631 Square Foot Medical Office Building in
Santa Fe, New Mexico

Scottsdale, Arizona (October 12, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the completed acquisition of a medical office building in Santa Fe, New Mexico (the “St. Vincent 440 MOB”) for approximately $9,560,000.

The St. Vincent 440 MOB is an approximately 33,631 square foot medical office building that is 100% leased to CHRISTUS St. Vincent Regional Medical Center (“CHRISTUS St. Vincent Hospital”) with a remaining lease term of nine years. In addition, HTA is under contract to acquire a 20,000 square foot medical office building (the “St. Vincent 1640 MOB”) that is also 100% leased to CHRISTUS St. Vincent Hospital with a remaining lease term of ten years. The acquisition of St. Vincent 1640 MOB is subject to the satisfaction of a number of conditions. Both medical office buildings are adjacent to the 268-bed CHRISTUS St. Vincent Hospital.

CHRISTUS St. Vincent Hospital was founded in 1865 by the Sisters of Charity and is the largest private employer in Santa Fe. In 2008, CHRISTUS Health and St. Vincent finalized the formation of a partnership that allowed St. Vincent to benefit from the resources of the international 40-hospital system. CHRISTUS St. Vincent Hospital is a community-based, private, not-for-profit hospital serving more than 300,000 people in seven counties in northern New Mexico. CHRISTUS St. Vincent Hospital is designated as a “sole community provider” by the Centers for Medicare and Medicaid Services and accredited by the Joint Commission on Accreditation of Healthcare Organizations.

“The opportunity to acquire quality medical office buildings in a high barrier to entry market such as Santa Fe is very compelling,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This stabilized long-term leased asset, with an investment grade credit (S&P: A+) enhances our already strong portfolio fundamentals”.

For more information on HTA, please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $344.5 million in medical office and healthcare-related assets. These assets include a total of 18 acquisitions representing approximately 1.5 million square feet. Since its formation in 2006, HTA has made 68 geographically diverse acquisitions valued at approximately $1.8 billion based on purchase price, which includes 208 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.9 million square feet and includes 189 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the St. Vincent 440 MOB; the acquisition of the St. Vincent 1640 MOB may not be completed if the conditions to closing are not satisfied; the strength and financial condition of the tenants; uncertainties relating to the local economy of Santa Fe, New Mexico; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.